Fourth Quarter 2025 Update

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2025 UPDATE

Forward-Looking Statements and Risk Factors

This communication contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions, or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business and political conditions, including changes in the financial markets and changes in macroeconomic conditions resulting from the outbreak of a pandemic or escalation of current conflicts; risks associated with the Investment Company Act of 1940; our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; significant competition that our operating subsidiaries face; risks related to the prior externalization of certain of our management functions to an external manager; and other risks.

This communication should be read in conjunction with the risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of Cannae’s Form 10-Q, 10-K and other filings with the Securities and Exchange Commission (the “SEC”).

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2025 UPDATE
Fellow Shareholders,

Over the last year we have made substantial progress executing our strategic initiatives outlined in 2024 designed to generate long-term shareholder value. Notable accomplishments in 2025 include further transformation of our portfolio with the sale of Dun & Bradstreet to Clearlake Capital for total proceeds of $630 Million to Cannae, significant returns of capital to shareholders through the repurchase of $323 million of stock, representing 28% of shares outstanding, and an increase in our dividend, and follow-on investments in Black Knight Football Club and JANA Partners. We have also continued to create significant value in our portfolio companies, such as at BKFC where we are experiencing success both on and off the pitch.

Despite these accomplishments, the Board and management are not satisfied with our stock price and believe that it does not reflect the intrinsic value of our assets or the long-term potential of the platform. As a result, and based on feedback from our shareholders, the Board has established a new set of strategic priorities designed to provide greater clarity and drive sustained long-term value creation for shareholders. The key tenets of this strategy are as follows:

1. Portfolio Transformation and Strategic Focus: We are accelerating the transformation of our portfolio to concentrate primarily on sports and entertainment-related investments, where Cannae has demonstrated a differentiated competitive advantage. We continue to benefit from access to proprietary investment opportunities in these sectors and intend to build a more focused, efficient portfolio of synergistic assets where Cannae can actively drive value creation. As part of this transformation, we will continue to monetize non-strategic assets in a disciplined manner to redeploy capital toward higher-return opportunities.

2. Enhanced Operating Performance and Transparency: We are intensifying our focus on improving the operating performance of our portfolio companies while increasing the level of disclosure provided to shareholders. Beginning this quarter, we are broadening our reporting to provide greater visibility into asset-level operating results and value creation initiatives at our portfolio companies. This can be seen from the information provided later in the letter.

3. Disciplined Capital Return: Returning capital to shareholders remains a priority. We are committed to maintaining a consistent quarterly dividend and, subject to capital availability, may pursue selective and opportunistic share repurchases.

4. Ongoing Governance Evolution: The Board remains committed to continuous evaluation and enhancement of our governance policies and procedures consistent with best practices.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2025 UPDATE
We believe executing on these strategic priorities will lead to growth in Cannae NAV and stock price.

We thank you for your continued support.
Sincerely,
RYAN R. CASWELL
Chief Executive Officer

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2025 UPDATE
Black Knight Football
(Private)

	Three Months Ended,
(In Millions) (Unaudited)	September 30, 2025	September 30, 2024
Total revenue	$39.0	$31.2
Net loss	$(27.3)	$(22.3)
EBITDA	$10.7	$4.6
Adjusted EBITDA excluding profit on player trading	$(29.6)	$(24.7)

The Company reports its share of the results of BKFC on a three-month lag. Accordingly, Cannae's statements of operations for the three months ended December 31, 2025, and 2024 include Cannae's ratable portion of BKFC's net loss for the three months ended September 30, 2025, and 2024, respectively.

Black Knight Football, a partnership led by our Vice Chairman William P. Foley, II, is focused on building a global network of world-class football clubs, players, and real estate assets that will produce operational synergies, accelerate player development, and enable efficient player migration to drive both strong on-field performance and financial results. Our investment in BKFC represents an investment in the world’s leading professional football leagues, with an ability to improve operations, make high ROI investments, and demonstrate the embedded value of our multi-club operations, driving group financial performance and value creation on an eventual sale.

BKFC owns 100% of AFC Bournemouth ("AFCB" or the "Cherries"), a football club competing in the highest level of the men's English football league system, the Premier League, and FC Lorient (French Ligue 1), as well as a majority interest in Moreirense FC (Portuguese Primeira Liga). This is complemented by strategic affiliations in other regions including Auckland FC of Australia's A-League, Orlando City SC of Major League Soccer and Kyoto Sanga F.C. of Japan's J1 League, expanding BKFC’s footprint across multiple continents and competitive landscapes.

Black Knight Football

Black Knight Football ("BKFC") continued to execute its vision of building a leading global multi-club football platform. During the past 90 days, BKFC completed a strategic expansion and integration, acquiring the remaining 60% equity interest of FC Lorient, making Black Knight Football the sole shareholder. Former FCL majority owner and long-standing club president Loïc Féry became a BKFC shareholder and will remain as club president to ensure continuity of leadership and institutional identity. Black Knight also ended its investment and partnership in Hibernian Football Club, selling BKFC's interests in Hibs back to the majority owner at cost.

AFC Bournemouth

The value of BKFC's strategic input and talent development was evident again in January 2026 as the Cherries sold Antoine Semenyo to Manchester City for a transfer fee exceeding £62 Million, bracketing an 18-month window in which AFCB has generated the highest transfer fees in its history - over $400 Million. The club also added new talent in January 2026, signing Hungarian midfielder Alex Tóth, and Brazilian striker Rayan from Vasco da Gama. According to the Tifosy Capital & Advisory Winter Transfer Report, for the 2026 winter transfer window, the Semenyo transfer was the highest value transaction and AFCB had the second highest net player sales of all European football. Our strategy has allowed us to maximize revenues while we have reinvested a portion of those proceeds into new talent to improve the team.

The 2025/26 season is the 124th season in AFCB's history and the fourth consecutive in the Premier League under BKFC ownership. Through 27 matches, the Cherries have posted 9 wins, 11 draws and 7 losses, earning 38 points and currently sit in the 8th place in the English Premier League table. This is even more notable with the record player sales noted above.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2025 UPDATE
The BCP Council granted planning permission for the enabling works of the stadium renovation project, a significant step forward and milestone for the project. The first phase, expected to be completed for the 2026/27 season, includes increased seating and hospitality options through the redevelopment of the front half of a new South Stand and the infill of two stadium corners. The back half of the South Stand will be built during the 2026/27 season. The second phase is expected to be completed prior to the onset of the 2027/28 season and will include additional seats across the back half of the South Stand, extensions to the North and East Stands, and the infill of the two remaining corners. The entire renovation will take capacity to approximately 20,300 seats, marking an 80% increase to Vitality Stadium’s current seating capacity. The project also includes new fan areas as well as optimization of the car park.

FC Lorient

FC Lorient ("FCL") has put together a steady run in the 2025/26 mid-season, as well as three consecutive wins in the French Cup competition. The club has reached the Round of 16, highlighted by a 2-0 win over Paris FC, and will face Nice in the French Cup quarterfinals on March 4th. The club currently sits in 9th place in the Ligue 1 table after 23 matches, earning 32 points from 8 wins, 8 draws and 7 losses.

Moreirense FC

Moreirense FC ("MFC") finished the 2024/25 season in 10th place in the Portuguese Primeira Liga (first division) football table. In this season, through 23 matches, MFC has generated 33 points from 10 wins, 3 draws and 10 losses, sitting in 7th place in the table.

Work has commenced on a new 'sports village' that will include 6 outdoor pitches and facilities for both the Primeira Liga squad and an academy. The academy portion of the project is expected to be completed within this year, with the remainder of the project to follow.

As of February 20, 2026, Cannae has $249 Million invested, representing an approximate 42% ownership interest in Black Knight Football.

Additional information as of and for the twelve months ended September 30, 2025, and 2024, is presented in the table below.

	As of or Twelve Months Ended
(In Millions) (Unaudited)	September 30, 2025	September 30, 2024
Select Statement of Operations items:
Revenue	$267.1	$211.1
Operating loss	$(110.4)	$(125.4)
Net loss	$(16.5)	$(122.6)
EBITDA	$124.1	$1.8
Adjusted EBITDA (excluding player trading profit)	$9.6	$(28.5)
Cannae share of net loss	$(11.4)	$(49.9)
Select Balance Sheet Items:
Cash	$67.2	$18.9
Player transfer fees receivable	$238.6	$61.9
Total assets	$839.7	$593.6
Player transfer fee liabilities	$235.7	$182.8
Notes payable	$65.9	$65.8
Total liabilities	$504.3	$397.3
Shareholders' equity	$329.4	$196.3

Cannae ownership of BKFC units	248.9	198.9
BKFC units outstanding	586.9	417.9

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2025 UPDATE
JANA Partners
(Private)

	Three Months Ended
(In Millions) (Unaudited)	September 30, 2025	September 30, 2024
Total revenues	$5.4	$6.5
Operating income	$2.1	$3.1

Cannae reports its equity in earnings of JANA on a one-quarter lag. Accordingly, the table above presents the results for the three months ended September 30, 2025, and 2024.

Founded in 2001, JANA Partners ("JANA") is a pioneer and long-standing leader in activist investing, with a core belief that constructive shareholder engagement can unlock value in underperforming public companies. Over its 25-year history, JANA has evolved from a traditional long/short hedge fund into a pure-play, longer-duration activist investment manager, focusing primarily on concentrated long-only positions. This evolution reflects a strategic decision to align capital duration with the realities of operational and governance-driven change, which often requires multiple years to realize. Our partnership with JANA provides an attractive investment in the General Partner of a leading activist manager and a unique partnership that provides access to strategic opportunities. Cannae participates in cash flows from the growth of its Assets Under Management (“AUM”) through JANA’s management fees and from the performance of its investments through JANA’s performance fees, as well as our JANA fund investments.

JANA’s investment strategy centers on identifying undervalued U.S. mid-cap companies where performance gaps stem from fixable issues, including inefficient operations; suboptimal capital allocation; weak governance or board composition; strategic drift or poor execution; and unrealized M&A or asset monetization opportunities. JANA emphasizes deep fundamental diligence, followed by collaborative engagement with management and boards. JANA frequently achieves outcomes through negotiated board representation and leadership changes, as demonstrated in several recent campaigns. The firm’s portfolios are intentionally highly concentrated, which reflects high conviction and allows the firm to devote substantial time and resources to each investment. Currently, this includes Mercury Systems, Lamb Weston Holdings, Markel Group, Cooper Companies, TreeHouse Foods, Rapid7 and Six Flags Entertainment.

One of JANA’s most distinctive competitive advantages is its operating partner model. The firm has built a network of experienced current and former CEOs, CFOs, and senior operators who invest personal capital alongside JANA funds, participate in pre-investment diligence, join boards or management teams of portfolio companies, and drive operational and strategic initiatives. This model allows JANA to move beyond “financial activism” into hands-on operational improvement, significantly increasing credibility with boards and reducing adversarial dynamics. High-profile successes such as Mercury Systems, Tiffany, Whole Foods, and Frontier Communications reflect the effectiveness of this approach.

JANA has been consistently innovative within the activist investing space, introducing several industry-first partnership models, including strategic partnering—developing a framework for partnering with strategic acquirers to catalyze M&A outcomes, notably contributing to Frontier Communications’ sale to Verizon, and JANA's relationship with Cannae, which expanded its operating network and strategic reach, and strengthened sourcing, diligence, and execution capabilities. JANA also has developed innovative influencer partnerships, partnering with high-profile influencers (e.g., Dwyane Wade, Travis Kelce) to address branding, customer engagement, and cultural relevance—an unconventional but targeted value-creation lever in consumer-facing businesses. These initiatives underscore JANA’s willingness to adapt its toolkit as market dynamics and value-creation opportunities evolve.

JANA's primary vehicles include the JANA Strategic Investments Benchmark Fund (Series A and A-1); dedicated drawdown vehicles (longer duration activist capital); and co-investments aligned with core activist positions. At Cannae's initial investment in 2024, JANA had $1.8 Billion of Assets Under Management (AUM), and has grown to $2.2 Billion, reflecting a stable institutional capital base with the patience required for activist execution.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2025 UPDATE
Cannae invested $56 Million in 2024 for approximately 20% of JANA Partners, and in 2025 invested a further $67.5 Million, to increase its ownership to 50%. As of February 20, 2026, Cannae has invested $118 Million (net of distributions) in JANA Partners, with up to $26 Million of contingent consideration, representing a 50% ownership interest, and separately, invested $50 Million in the JANA Strategic Investments Benchmark Fund Series A-1.

Additional information as of and for the twelve months ended September 30, 2025, and as of and for the period from February 21, 2024 (the date we first acquired an interest in JANA), to September 30, 2024, is presented below. Due to the differences in time periods and level of ownership, the periods are not directly comparable.

	As of or Twelve Months Ended	February 21, 2024 to
(In Millions) (Unaudited)	September 30, 2025	September 30, 2024
Revenue	$36.4	$21.5
Net income	$20.5	$13.1
Cannae share of net income	$4.4	$2.4

Cannae investment in JANA Partners, net of distributions	$118.0	$50.5
Ownership %(1)	50.0%	20.0%
Cannae investment in JANA Strategic Benchmark Fund	$50.0	$20.0
JANA Partners Assets Under Management, end of period (Billions)	$2.2	$2.3
_____________________________________________
(1) Cannae's ownership in JANA increased to 50% on September 30, 2025. For the rest of the twelve months ended September 30, 2025, Cannae held an approximately 20% interest in JANA.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2025 UPDATE

The Watkins Company
(Private)

Three Months Ended
(In Millions) (Unaudited)	September 30, 2025
Net revenue	$16.2
Net income	$0.8
EBITDA	$3.1
Adjusted EBITDA	$3.6
Cannae acquired its interests in Watkins on October 17, 2024, and reports its equity in earnings or loss of Watkins on a one-quarter lag. Accordingly, the table above presents the results for the three months ended September 30, 2025, without comparative information for the prior year quarter.

From the bluffs high above the Mississippi River in Winona, Minnesota, comes the purity of The Watkins Company ("Watkins"). For over 150 years, Watkins has been heralded as purveyors of flavor, with an unwavering commitment to crafting award-winning gourmet flavoring products from high-quality, natural ingredients, without the use of artificial flavors and colors, GMOs, corn syrup or gluten. For more information on The Watkins Company, please visit www.watkins1868.com.

In October 2024, Cannae Holdings and KDSA Investment Partners acquired a majority interest in the Watkins Company (“Watkins”). This transaction was only the second time in the company’s 156-year history that majority ownership has changed, and the owner for the past 46 years rolled a significant equity stake into the transaction, choosing to partner with Cannae and KDSA. The Watkins investment presented an opportunity to invest in a leading flavoring company, at a discounted entry multiple with multiple levers for value creation including: 1) continue leveraging its leading market share in extract products to grow other ancillary categories including spices, dry seasoning mixes and food services; 2) further institutionalize operations of the business to drive revenue growth and margin efficiencies; and 3) tuck-in M&A opportunities for new products and brands.

Watkins performed well in 2025 despite a tough macro environment which saw retailers broadly reduce their inventory levels as they adjusted to tariff costs and a soft consumer. In the first 9 months, Watkins had net sales and EBITDA declines of 4% and 9%, respectively but Adjusted EBITDA margins remained strong at 19%. Given new sales wins in 2025, Watkins is also well positioned for a stronger 2026.

The business has produced significant cash coupled with management's working capital improvements. This has reduced net leverage from 3.4x at the close of the Cannae transaction to 2.5x at September 30, 2025, and allowed the company to expand in-house production capabilities and quality control.

As of February 20, 2026, Cannae has invested $80 Million in Watkins, including $20 Million structured as a convertible preferred investment with an 8% annual dividend, and holds a 49.1% ownership interest.

Additional information for the period Cannae owned Watkins from October 17, 2024, through September 30, 2025, is presented below.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2025 UPDATE

Period from October 17, 2024 to
(In Millions) (Unaudited)	September 30, 2025
Net revenue	$68.3
Net loss	$(8.7)
EBITDA	$0.2
Adjusted EBITDA	$16.3
Cannae share of net loss	$(4.3)

Leverage ratio, at purchase date October 2024 (times)	3.4x
Leverage ratio, at September 30, 2025 (times)	2.5x

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2025 UPDATE
Minden Mill
(Private)

Three Months Ended,
(In Millions) (Unaudited)	September 30, 2025
Net revenue	$0.7
Net loss	$(1.1)
EBITDA	$(0.5)
Adjusted EBITDA	$(0.3)

High Sierra Distillery, LLC, d/b/a Minden Mill Distilling (Minden Mill) is an estate distillery in historic Minden, Nevada, at the eastern base of the Sierra Nevada Mountain range. Minden Mill's facilities include an American Whiskey and white spirits distillery, housed in a 100-year-old creamery, and an American Single Malt Whiskey distillery, tasting room and guest experience center housed in a 100-year-old flour mill, both within a 10 acre main campus. Each of these 32,000 square foot buildings sit on the National Register of Historic Places.

The former owners of the estate distillery invested over $100 Million to restore the distillery site and achieve LEED certification, the most widely used green building rating system in the world. The facility is vertically integrated, with on-site distillation, barreling, aging, and bottling, allowing for tight control over production standards and cost structure. The 10-acre distillery campus, in driving distance from Lake Tahoe and Reno, serves as a destination venue, offering tastings and experiences that enhance brand engagement and customer loyalty. Additionally, within a separate 26-acre campus there is a 61,000 square-foot, climate-controlled rickhouse for whiskey aging, separated into two climate-controlled warehouses. The distillery sources grains from nearby ranches and benefits from access to high-quality water and a favorable operating environment for craft production, supporting a 'grain-to-glass' production model with the ability to produce 130,000 cases annually. It opened in February 2019 as Bently Heritage Estate Distillery and operated for three years before closing in March 2022.

In May 2023, Cannae acquired the rickhouse campus, the distillery campus, production facilities and equipment, and a significant amount of whiskey aging in barrel for $52 Million. Acquired at a deep discount to the cost of the real estate and facility, we believe our ownership of Minden Mill represents an attractive value investment with upside optionality as we work to develop and market new high quality products through our partners' national distributor network. The state-of-the-art facility has a capacity to produce over 130,000 cases of premium spirits annually and today we have more than 300,000 proof gallons of whiskey, or more than 135,000 case equivalents, currently aging in barrel, which has an estimated ultimate wholesale value after aging and bottling of approximately $28 Million.

Minden is managed and operated by the seasoned management team of Foley Family Wines & Spirits. While still early in its product lifecycle, the distillery produces a portfolio of spirits that includes Minden Mill branded Bourbon, American Single Malt, and Rye; High Ground Estate Vodka; and its recently launched Evil Bean Coffee Liqueur. Each of these spirits continues to garner accolades and awards at competitions. At the recent SIP Awards, both the Single Malt and the Bourbon received Double Gold designations, and the Rye product earned Gold. Evil Bean was named "Best Liqueur" and "Best of Class" at a recent Craft Distillers Spirits Competition.

As of February 20, 2026, Cannae has invested $52 Million for approximately 88% of the equity interests in Minden Mill as well as $10 Million in revolving credit convertible to equity.

Additional information as of and for the twelve months ended September 30, 2025, and 2024, is presented in the table on the next page.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2025 UPDATE

Case items in Thousands; $ amounts in Millions (unaudited)	As of and For the Twelve Months Ended
September 30, 2025
Net revenue	$3.4
Net loss	$(6.1)
EBITDA	$(3.9)
Adjusted EBITDA	$(1.8)
Cannae share of net loss	$(5.5)

Case sales volume, in 9-Liter case equivalents	13.1
9-Liter case equivalents aging in barrel	135.3

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2025 UPDATE
Alight, Inc.
(NYSE: ALIT)

	Three Months Ended,
(In Millions) (Unaudited)	December 31, 2025	December 31, 2024
Total revenue	$653.0	$680.0
Net income (loss) from continuing operations	$(933.0)	$29.0
EBITDA from continuing operations	$(586.0)	$177.0
Adjusted EBITDA from continuing operations	$178.0	$217.0

Alight is a leading cloud-based human capital technology and services provider serving many of the world’s largest organizations and over 30 Million people and dependents. Through the administration of employee benefits, Alight helps clients gain a benefits advantage while building a healthy and financially secure workforce by unifying the benefits ecosystem across health, wealth, wellbeing, absence management and navigation. The Alight Worklife ® platform empowers employers to gain a deeper understanding of their workforce and engage them throughout life’s most important moments with personalized benefits management and data-driven insights, leading to increased employee wellbeing, engagement and productivity. Learn more about the Alight Benefits Advantage™ at alight.com.

Alight completed the sale of its Professional Services segment and its Payroll & HCM Outsourcing businesses, which is now called Strada, in July 2024. All comparative figures below refer to the continuing business unless otherwise noted.

Fourth Quarter 2025 Results. Revenue declined 4% year-over-year to $653 Million compared to $680 Million in the prior year quarter, driven by lower project revenue and lower net commercial activity, with recurring revenue representing approximately 93% of total revenue. The quarter’s GAAP results included an $803 Million non-cash goodwill impairment, which drove a net loss of $(933) Million, compared to net income of $29 Million in the prior year quarter.

In the fourth quarter of 2025, Alight delivered Adjusted EBITDA from continuing operations of $178 Million (27.3% Adjusted EBITDA margin), compared to $217 Million (31.9% Adjusted EBITDA margin) in the prior year. Additionally, the company's implied Free Cash Flow generated in the fourth quarter of 2025 increased nearly 8% to $99 Million, compared to $92 Million in the prior year final quarter.

Full Year 2025 Results. Revenue declined 3% in 2025 to $2,262 Million compared to $2,332 Million in the prior year, also on lower project revenue and lower net commercial activity, with recurring revenue representing approximately 93% of total revenue. Pre-tax loss from continuing operations was ($3,062) Million in 2025, compared to a loss of ($148) Million in 2024. The decline in 2025 was driven by $3,124 Million of non-cash goodwill impairments.

Alight reported $561 Million of Adjusted EBITDA from continuing operations in 2025 (24.8% Adjusted EBITDA margin), compared to $556 Million (23.8% Adjusted EBITDA margin) in the prior year, and generated Free Cash Flow of $250 Million in 2025, an increase of $178 Million from $72 Million in the prior year.

During 2025, Alight continued to expand its ecosystem to enhance participant outcomes and drive longer-term growth. Notable initiatives highlighted previously include expanding wealth solutions (including collaboration with Goldman Sachs Asset Management) and partnering with MetLife to bring institutional income annuities onto Alight Worklife, as well as adding Sword Health to the Alight Network.

The company noted that roughly 10% of the U.S. population is on the Alight platform and that it has $1.7 Trillion in assets under administration. At year-end 2025, the company had $1.97 Billion of 2026 revenue under contract. Alight also reported $273 Million of cash, $2.005 Billion of total debt, and $1.732 Billion of net debt. During the full year 2025, Alight repurchased $65 Million of its shares, and at quarter end had $216 Million of share buyback authorization remaining. Alight's Board announced that it is suspending the cash dividend to prioritize liquidity, deleveraging, investment for long-term growth, and potential share repurchases.
Cannae holds 40.5 Million shares of Alight Class A common stock, representing approximately 8% of Alight’s outstanding shares. As of February 20, 2026, the aggregate gross value of these shares was approximately $65 Million.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2025 UPDATE

	Three Months Ended,
(In Millions) (Unaudited)	December 31, 2025	December 31, 2024
Total revenues	$94.9	$103.4
Net (loss) earnings	$(12.2)	$6.9
EBITDA	$(8.0)	$11.0
Adjusted EBITDA	$(1.1)	$1.3

Our Restaurant Group consists of the Ninety Nine Restaurant & Pub and O'Charley's Restaurant + Bar, in which Cannae has 88.5% and 65.4% equity ownership interests, respectively. The Ninety Nine brand was founded in 1952 and consists of 93 company-owned locations across seven northeastern states. The O'Charley's brand, founded in 1971, comprises 49 company-owned and three franchise locations in thirteen Southern and Midwestern states. The brands are focused in the casual dining segment of the restaurant industry. For more information, please visit www.99restaurants.com and www.ocharleys.com.
We are currently exploring strategic alternatives related to our restaurant group as part of our portfolio transformation strategy.

The Ninety Nine Restaurant & Pub continues its resilience in an industry segment that has experienced a sea change in multiple aspects of operations, including customer behavior, primary commodities and labor force, not the first time in its seventy plus years of operation. In the fourth quarter and full year 2025, Ninety Nine posted slight decreases in Same Store Sales of (1.2%) and (0.6%), respectively, compared to the industry segment averages of (2.4%) and (2.5%), respectively. Ninety Nine also remains profitable from an EBITDA perspective.

O'Charley's Restaurant + Bar concept operates across the Southeast to the Midwest and has struggled to maintain customer base and visitation frequency. This is reflected in results that are well below the industry segment averages. Management continues to try and mitigate these challenges and shut down underperforming stores to save costs.

Restaurant Group management continues to focus on increasing traffic and revenue to improve store level margins, as well as rationalizing corporate overhead to increase cash flow. They have identified and are effectuating further opportunities to increase brand and corporate-level EBITDA and streamlining the portfolio where appropriate.

As of February 20, 2026, Cannae has invested $161 Million in our Restaurant Group.

Additional information for the twelve months ended September 30, 2025, and 2024 is presented in the table below.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2025 UPDATE

			Twelve Months Ended	Twelve Months Ended
(In Millions) (Unaudited)			December 31, 2025	December 31, 2024
Revenue			$390.5	$419.6
Operating loss			$(27.9)	$(8.8)
EBITDA			$(6.8)	$26.0
Adjusted EBITDA			$(2.2)	$6.9
Net (loss) income			$(34.5)	$4.1
Cannae share of net (loss) income			$(22.9)	$9.8

	Number of Locations		Change in Same Store Sales, Year-over-Year
Brand	December 31, 2025	December 31, 2024	4th Quarter 2025	Calendar Year 2025
Ninety Nine Restaurant & Pub	93	93	(1.2)%	(0.6)%
O'Charley's Restaurant + Bar	49	58	(13.6)%	(13.4)%
Industry - Casual Dining Segment(1)			(2.4)%	(2.5)%
(1) Weekly results from Baird Equity Research 'Real-Time Restaurants Survey': Casual Dining segment

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2025 UPDATE
FOURTH QUARTER STATEMENTS OF OPERATIONS

(in Millions, except per share data) (Unaudited)	2025	2024
Three months ended December 31,
Restaurant revenue	$94.9	$103.4
Other operating revenue	8.4	6.5
Total operating revenues	103.3	109.9
Cost of restaurant revenue	87.6	91.9
Personnel costs	11.3	17.9
Depreciation and amortization	2.9	3.3
Other operating expenses	25.6	18.8
Total operating expenses	127.4	131.9
Operating loss	(24.1)	(22.0)
Interest, investment and other income	2.0	1.0
Interest expense	(1.5)	(4.1)
Recognized losses, net	(8.2)	(23.0)
Total other expense	(7.7)	(26.1)
Loss before income taxes and equity in losses of unconsolidated affiliates	(31.8)	(48.1)
Income tax benefit	(1.6)	(10.9)
Equity in losses of unconsolidated affiliates	(68.4)	(10.6)
Net gain from discontinued operations	—	2.0
Less: (losses) earnings attributable to noncontrolling interests	(5.6)	0.3
Net loss attributable to Cannae Holdings, Inc. common shareholders	$(93.0)	$(46.1)

Per share amounts:
Net loss per share from continuing operations - basic	$(1.93)	$(0.77)
Net earnings per share from discontinued operations - basic	—	0.03
Net loss per share attributable to Cannae common shareholders - basic	$(1.93)	$(0.74)
Net loss per share from continuing operations - diluted	$(1.93)	$(0.77)
Net earnings per share from discontinued operations - diluted	—	0.03
Net loss per share attributable to Cannae common shareholders - diluted	$(1.93)	$(0.74)
Cannae weighted average shares - basic	48.2	62.2
Cannae weighted average shares - diluted	48.2	62.2

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2025 UPDATE
FULL YEAR STATEMENTS OF OPERATIONS

(in Millions, except per share data) (Unaudited)	2025	2024
Year ended December 31,
Restaurant revenue	$390.5	$419.6
Other operating revenue	33.1	32.9
Total operating revenue	423.6	452.5
Cost of restaurant revenue	358.0	371.2
Personnel costs	73.8	78.4
Depreciation and amortization	11.9	13.3
Other operating expenses	99.5	93.3
Total operating expenses	543.2	556.2
Operating loss	(119.6)	(103.7)
Interest, investment and other income	10.1	4.6
Interest expense	(11.9)	(11.6)
Recognized losses, net	(69.1)	(140.9)
Total other expense	(70.9)	(147.9)
Loss before income taxes and equity in losses of unconsolidated affiliates	(190.5)	(251.6)
Income tax expense	13.0	3.3
Equity in losses of unconsolidated affiliates	(223.5)	(32.9)
Net loss from discontinued operations	(97.9)	(22.3)
Less net: loss attributable to noncontrolling interests	(11.7)	(5.5)
Net loss attributable to Cannae Holdings, Inc. common shareholders	$(513.2)	$(304.6)

Per share amounts:
Net loss per share from continuing operations - basic	$(7.35)	$(4.38)
Net loss per share from discontinued operations - basic	(1.73)	(0.35)
Net loss per share attributable to Cannae common shareholders - basic	$(9.08)	$(4.73)
Net loss per share from continuing operations - diluted	$(7.35)	$(4.38)
Net loss per share from discontinued operations - diluted	(1.73)	(0.35)
Net loss per share attributable to Cannae common shareholders - diluted	$(9.08)	$(4.73)
Cannae weighted average shares - basic	56.5	64.4
Cannae weighted average shares - diluted	56.5	64.4

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2025 UPDATE
BALANCE SHEETS

	December 31, 2025	December 31, 2024
(in Millions) (Unaudited)
Current assets:
Cash and cash equivalents	$182.0	$131.5
Short term investments	—	6.2
Other current assets	25.7	23.5
Income tax receivable	60.6	35.7
Total current assets	268.3	196.9
Investments in unconsolidated affiliates	643.5	764.9
Equity securities, without a readily determinable fair value	147.3	159.9
Equity securities, at fair value	1.4	56.2
Lease assets	116.9	136.0
Property and equipment, net	49.0	61.8
Other intangible assets, net	13.2	15.1
Goodwill	53.4	53.4
Deferred tax asset	0.6	73.9
Other long term investments and noncurrent assets	27.1	18.9
Noncurrent assets of discontinued operations	—	691.9
Total assets	$1,320.7	$2,228.9
Current liabilities:
Accounts payable and other accrued liabilities, current	$91.9	$54.8
Lease liabilities, current	15.4	14.5
Deferred revenue	16.1	16.2
Notes payable, current	6.3	61.0
Total current liabilities	129.7	146.5
Notes payable, long term	64.5	120.0
Lease liabilities, long term	122.8	134.6
Accounts payable and other accrued liabilities, long term	12.8	12.5
Total liabilities	329.8	413.6
Additional paid-in-capital	2,040.5	2,013.3
Retained earnings	23.3	567.1
Treasury stock	(1,046.5)	(724.7)
Accumulated other comprehensive earnings (loss)	6.5	(19.2)
Noncontrolling interests	(32.9)	(21.2)
Total equity	990.9	1,815.3
Total liabilities and equity	$1,320.7	$2,228.9

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2025 UPDATE
Use of Non-GAAP Financial Information

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, the Company has provided non-GAAP financial measures for certain investments which we believe provide useful information to investors and ratings agencies regarding our affiliates’ results, operating trends and performance between periods. The presentation of non-GAAP financial measures is used to enhance our investors’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.

Black Knight Football

BKFC EBITDA is defined as earnings or (loss) for the period before interest, taxes, depreciation and intangible amortization. BKFC Adjusted EBITDA Excluding Profit on Player Trading is defined as earnings or (loss) for the period before interest, taxes, depreciation and intangible amortization, adjusted for the impact of profit or loss on sale of player registration rights and other items. Both EBITDA and Adjusted EBITDA Excluding Profit on Player Trading are non-GAAP financial measures used by management and BKFC’s stakeholders to provide useful supplemental information that enables a better comparison of BKFC’s performance across periods by removing non-cash and material exception items as well as to evaluate BKFC's operating performance.

Restaurant Group

Restaurant Group's Adjusted EBITDA is defined as net income (loss) before the impact of income tax (benefit) expense, interest expense, net, depreciation and amortization, net income (loss) attributable to noncontrolling interests, non-cash impairment expense on property and equipment and lease assets, non-recurring disposal costs including lease termination expense and severance, recognized gains and losses on sales of fixed assets and other non-recurring income (expense). Management believes Adjusted EBITDA to be a useful profitability measure to assess the performance of Restaurant Group's businesses and improve the comparability of operating results across reporting periods.

Management believes the presentation of Restaurant Group's non-GAAP Adjusted EBITDA provides users with useful supplemental information in comparing the operating results across reporting periods by excluding items that are not considered indicative of Restaurant Group’s core operating performance. However, these non-GAAP measures exclude items that are significant in understanding and assessing Restaurant Group’s financial results or position.

Watkins

Watkins Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain nonrecurring and non-cash items that management does not consider in the evaluation of ongoing operational performance. Adjusted EBITDA is a non-GAAP financial measure used by management and Watkins’ stakeholders to provide useful supplemental information that enables a better comparison of the company's performance across periods as well as to evaluate its core operating performance.

Alight

Alight’s Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that Alight does not consider in the evaluation of ongoing operational performance. Adjusted EBITDA is a non-GAAP financial measure used by management and Alight’s stakeholders to provide useful supplemental information that enables a better comparison of Alight’s performance across periods as well as to evaluate Alight’s core operating performance.

Free Cash Flow is defined as cash provided by operating activities net of capital expenditures. Alight management believes that Free Cash Flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make strategic acquisitions and investments and for certain other activities such as dividends and stock repurchases. The Free Cash Flow for the first nine months of 2024 results are presented on a proforma adjusted basis in light of the July 2024 divestiture of Alight's Payroll and Professional Services businesses. The adjustments include separation costs and proforma adjustments for certain items that are the

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2025 UPDATE
direct result of the transaction and Alight's use of transaction proceeds, including proforma adjustments for 1) Services (e.g., customer care) that Alight is providing to Strada and receiving revenue pursuant to a Commercial Agreement; 2) Certain shared delivery and technology costs that Alight either no longer incurs or will be reimbursed for under Transition Services Agreement (TSA); 3) Adjustments for lower interest expense from debt paydown in July ‘24; and 4) Tax impacts from above adjustments.

Revenue Under Contract is an operational metric that represents management’s estimate of anticipated revenue expected to be recognized in the period referenced based on available information that includes historical client contracting practices. The metric does not reflect potential future events such as unexpected client volume fluctuations, early contract terminations or early contract renewals. Alight’s metric may differ from similar terms used by other companies and therefore comparability may be limited. Therefore, these measures should not be considered in isolation or as alternatives to revenue, net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP.

Minden Mill

Minden Mill's Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain nonrecurring and non-cash items that management does not consider in the evaluation of ongoing operational performance. Adjusted EBITDA is a non-GAAP financial measure used by management and Minden Mill's stakeholders to provide useful supplemental information that enables a better comparison of the company's performance across periods as well as to evaluate its core operating performance.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2025 UPDATE
Black Knight Football Club

Cannae accounts for its investment in Black Knight Football Club using the equity method of accounting; therefore, its results do not consolidate into Cannae’s. As prescribed by relevant accounting standards, Cannae recognizes its proportionate share of BKFC's net loss in Losses of unconsolidated affiliates in its consolidated statements of operations.

The Company reports its share of the results of BKFC on a three-month lag. Accordingly, Cannae's results of operations for the three months and twelve months ended December 31, 2025, and 2024 include its ratable portion of BKFC's net loss for the three and twelve months ended September 30, 2025, and 2024, respectively.

Adjusted EBITDA Excluding Profit on Player Trading Reconciliation
(In Millions) (Unaudited)

	Three months ended September 30,		Twelve months ended September 30,
	2025	2024	2025	2024
Net loss	$(27.3)	$(22.3)	$(16.5)	$(122.6)
Interest expense, net	5.4	4.3	23.1	14.6
Income tax expense	—	(4.2)	—	(4.2)
Depreciation and amortization	32.6	27.0	117.5	114.0
EBITDA	10.7	4.6	124.1	1.8
Profit on player trading	(40.6)	(29.3)	(115.1)	(30.3)
Stock-based compensation expense	0.3	—	0.6	—
Adjusted EBITDA excluding profit on player trading	$(29.6)	$(24.7)	$9.6	$(28.5)

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2025 UPDATE

Watkins
Cannae accounts for its investment in Watkins using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of Watkins' net earnings or loss in earnings (loss) of unconsolidated affiliates in our consolidated statements of operations.

The Company reports its share of the results of Watkins on a three-month lag. Accordingly, our results of operations for the three months ended December 31, 2025, include our ratable portion of Watkins net earnings for the three months ended September 30, 2025. Cannae acquired its investment in Watkins on October 17, 2024, and accordingly, there are no amounts for Watkins included in Cannae's results of operations for the three months ended December 31, 2024.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	Three Months Ended	Period from October 17, 2024
	September 30, 2025	Through September 30, 2025
Net income (loss)	$0.8	$(8.7)
Interest expense	1.0	4.0
Depreciation and amortization	1.3	4.9
EBITDA	$3.1	$0.2
Stock-based compensation	0.3	6.1
Non-recurring transaction expenses(1)	—	6.4
Purchase accounting amortization(2)	—	2.4
Other non-recurring and non-cash expense	0.2	1.2
Adjusted EBITDA	$3.6	$16.3
_____________________________________________
(1) Represents non-recurring transaction costs attributable to the acquisition of Watkins
(2) Represents the amortization associated with purchase accounting for the change in control of Watkins that is not included in GAAP depreciation and amortization.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2025 UPDATE
Minden Mill

Cannae accounts for its investment in Minden Mill using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of Minden Mill's net earnings or loss in earnings (loss) of unconsolidated affiliates in our consolidated statements of operations.

The Company reports its share of the results of Minden Mill on a three-month lag. Accordingly, Cannae's results of operations for the three months ended December 31, 2025 include Cannae's ratable portion of Minden Mill's net earnings for the three months ended September 30, 2025.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	Three months ended	Twelve months ended
	September 30, 2025	September 30, 2025
Net loss	$(1.1)	$(6.1)
Interest expense, net	0.2	0.5
Depreciation and amortization	0.4	1.7
EBITDA	$(0.5)	$(3.9)
Stock-based compensation	0.1	0.7
Other	0.1	1.4
Adjusted EBITDA	$(0.3)	$(1.8)

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2025 UPDATE
Alight
Cannae accounts for its investment in Alight using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of Alight's net earnings or loss in Losses of unconsolidated affiliates in our consolidated statements of operations.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in Alight. Further information on Alight's (NYSE: ALIT) financial results can be found in its filings with the SEC and its investor relations website at http://investor.alight.com.

Reconciliation of Net (Loss) Earnings from Continuing Operations to Adjusted EBITDA from Continuing Operations
(In Millions) (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Net (loss) earnings from continuing operations(1)	$(933.0)	$29.0	$(3,078.0)	$(140.0)
Interest expense, net	24.0	20.0	92.0	103.0
Income tax expense	220.0	26.0	16.0	(8.0)
Depreciation and amortization	103.0	102.0	407.0	395.0
EBITDA from continuing operations	(586.0)	177.0	(2,563.0)	350.0
Share-based compensation	5.0	17.0	19.0	76.0
Transaction and integration expenses (2)	4.0	25.0	16.0	82.0
Restructuring	11.0	18.0	55.0	63.0
Gain from change in fair value of financial instruments	(2.0)	(3.0)	(1.0)	(57.0)
(Gain) loss from change in fair value of tax receivable agreement	(59.0)	(17.0)	(93.0)	34.0
Goodwill impairment and other	805.0	—	3,128.0	8.0
Adjusted EBITDA from continuing operations	$178.0	$217.0	$561.0	$556.0
Revenue	$653.0	$680.0	$2,262.0	$2,332.0
Adjusted EBITDA Margin from continuing operations(3)	27.3%	31.9%	24.8%	23.8%
_____________________________________________
(1) Adjusted EBITDA excludes the impact of discontinued operations. Comparable periods have been recast to exclude these impacts.
(2) Transaction and integration expenses primarily relate to acquisition and divestiture activity.
(3) Adjusted EBITDA Margin From Continuing Operations is defined as Adjusted EBITDA From Continuing Operations as a percentage of revenue.

Free Cash Flow Reconciliation
(In Millions) (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Cash provided by operating activities from continuing operations	$124.0	$118.0	$360.0	$193.0
Capital expenditures	(25.0)	(26.0)	(110.0)	(121.0)
Free Cash Flow From Continuing Operations	$99.0	$92.0	$250.0	$72.0

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2025 UPDATE
Restaurant Group

Cannae accounts for its ownership of Restaurant Group as a consolidated subsidiary; therefore, its results consolidate into the Company’s. See Cannae's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in the Restaurant Group.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Net (loss) earnings	$(12.2)	$6.9	$(22.9)	$9.8
Interest expense, net	1.7	1.6	6.4	5.7
Income tax benefit	—	—	—	—
Depreciation and amortization	2.5	2.5	9.7	10.5
EBITDA	(8.0)	11.0	(6.8)	26.0
Noncontrolling interest	(5.6)	0.4	(11.6)	(5.7)
Non-cash impairment expense	11.6	0.5	12.6	1.7
Non-recurring recognized loss (gain), store disposal costs and other(1)	0.9	(10.6)	3.6	(15.1)
Adjusted EBITDA	$(1.1)	$1.3	$(2.2)	$6.9
_____________________________________________
(1) Primarily represents gains recognized upon sale or write-off of fixed assets and derecognition of lease liabilities

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2025 UPDATE
Corporate Information

EXECUTIVE OFFICERS

Ryan R. Caswell
Chief Executive Officer

Bryan D. Coy
Chief Financial Officer

Peter T. Sadowski
Chief Legal Officer

Michael L. Gravelle
Executive Vice President, General Counsel and Corporate Secretary

FOURTH QUARTER 2025
CONFERENCE CALL DETAILS

Date: February 23, 2026
Time: 5:00 pm ET
Participant dial-in:
1-844-826-3035 (Domestic)
1-412-317-5195 (International)

REPLAY AVAILABILITY

A replay may be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671, and providing the access code 10206213.

The telephonic replay will be available until 11:59 pm ET on March 9, 2026. Investors and other parties may also listen to a simultaneous webcast of the live call by logging onto the Financials section of the Company’s website at cannaeholdings.com. The online replay will be available on the Company’s website following the call.

BOARD OF DIRECTORS

Douglas K. Ammerman
Chairman of the Board
Cannae Holdings, Inc.

William P. Foley, II
Vice Chairman of the Board
Cannae Holdings, Inc.

Mona Aboelnaga Kanaan
Managing Partner
K6 Investments

Hugh R. Harris
Retired Chief Executive Officer
Lender Processing Services, Inc.

C. Malcolm Holland
Chairman of Texas
Huntington Bank

Mark D. Linehan
President and Chief Executive Officer
Wynmark Company

Frank R. Martire, Jr.
Managing Partner
Bridgeport Partners

Barry B. Moullet
Supply Chain Consultant
Board Member
CiCi’s Pizza

William T. Royan
Founding Partner
Markets Infrastructure Partners, LP

Cherie L. Schaible
Founding Partner
CLS Advisory, LLC

James B. Stallings, Jr.
Managing Partner
PS27 Ventures, LLC

Woodrow Tyler
Investment Committee Member
Michigan Health Endowment Board

COMMON SHARE LISTING

Our common stock is listed on the
New York Stock Exchange under the symbol CNNE.
INDEPENDENT AUDITORS

Grant Thornton LLP
4695 MacArthur Court Suite 1600
Newport Beach, CA 92660

TRANSFER AGENT

Continental Stock Transfer & Trust
1 State Street, 30th Floor
New York, NY 10004
(212) 509-4000

PUBLICATIONS

The Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q are available on the Investor Relations section of the Company’s website at cannaeholdings.com.

A Notice of Annual Meeting of Shareholders and Proxy Statement are furnished to shareholders in advance of the Annual Meeting.

INVESTOR RELATIONS

Solebury Strategic Communications
Jamie Lillis
203-428-3223
jlillis@soleburystrat.com

Cannae Holdings, Inc.
1701 Village Center Circle
Las Vegas, NV 89134
(702) 323-7330

cannaeholdings.com